Exhibit 10.3

THIS SECOND AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.

PAYMENTS UNDER THIS NOTE ARE SUBJECT TO THE SUBORDINATION PROVISIONS CONTAINED HEREIN.

THIS NOTE WILL BE CONSIDERED TO HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986. FOR INFORMATION REGARDING THE ISSUE PRICE, ISSUE DATE, AMOUNT OF OID PER US$1,000 OF PRINCIPAL AMOUNT AND YIELD TO MATURITY FOR PURPOSES OF THE OID RULES, PLEASE CONTACT THE TREASURER OF THE COMPANY AT 11011 VIA FRONTERA, SUITE A; SAN DIEGO, CA 92127.

SECOND AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE

US$9,011,257.73	March 5, 2018
New York, New York

FOR VALUE RECEIVED, the undersigned, TURTLE BEACH CORPORATION, a Nevada corporation (the “Company”), hereby promises to pay on the Maturity Date (as defined below) to the order of SG VTB HOLDINGS, LLC (together with any successors and/or assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds US$9,011,257.73 (or such lesser or greater principal amount owed from time to time) (the “Principal Amount”), plus all interest capitalized pursuant to Section 2 plus all accrued interest thereon that has not been capitalized plus all expenses payable pursuant to Section 13.

This Note amends and restates in its entirety that certain Amended and Restated Subordinated Promissory Note dated July 22, 2015 (as the same has been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Original Note”), made by Company in favor of the Holder in the original principal amount of US$6,685,882.05 and for which, as of March 5, 2018 (the “Restatement Effective Date”), the principal amount (excluding any unpaid interest not yet accreted to principal or paid in cash) outstanding is US$9,011,257.73 immediately prior to being amended and restated hereby. The Company and the Holder acknowledge and agree that upon and after giving effect to the amendment and restatement of the Original Note hereby on the Restatement Effective Date, a total of US$9,011,257.73 will be outstanding under this Note and, the Original Note shall be deemed to be replaced by this Note. Notwithstanding the foregoing, it is expressly agreed and understood that this Note does not extinguish the outstanding indebtedness evidenced by the Original Note and is not intended to be a substitution or novation of the original indebtedness, which shall continue in full force and effect except as specifically amended and restated hereby.

1. Defined Terms; Certain Matters of Construction. As used in this Note, the following terms shall have the following meanings:

“AHYDO Catch-Up Payment” shall mean the minimum payment on the Note sufficient to ensure that as of the close of an applicable accrual period, the aggregate amount which would be includible in gross income with respect to such Note before the close of such accrual period (as described in Section 163(i)(2)(A) of the Code) does not exceed the sum (described in Section 163(i)(2)(B) of the Code) of (i) the aggregate amount of interest to be paid on such Note (including for this purpose any AHYDO Catch-Up Payments) before the close of such accrual period plus (ii) the product of the issue price of such Note as defined in Section 1273(b) of the Code and its yield to maturity (within the meaning of Section 163(i)(2)(B) of the Code), with the result that such Note is not treated as having “significant original issue discount” within the meaning of Section 163(i)(1)(C) of the Code; provided, however, for avoidance of doubt, that if the yield to maturity of such Note is less than the amount described in Section 163(i)(1)(B) of the Code, the AHYDO Catch-Up Payment shall be zero for each accrual period with respect to such Note. This definition shall be interpreted consistently with the intent that the Note shall not be an “applicable high yield discount obligation” (an “AHYDO”) within the meaning of Section 163(i)(1) of the Code.

“BOA Agent” shall mean the Agent, as defined in the BOA Credit Agreement.

“BOA Credit Agreement” shall mean the Amended and Restated Loan, Guaranty and Security Agreement, dated as of the date hereof, by and among the Company Parties, the financial institutions party thereto from time to time as lenders, and the BOA Agent, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“BOA Credit Documents” shall mean the Loan Documents, as defined in the BOA Credit Agreement, in each case, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“BOA Debt” shall mean the Obligations, as defined in the BOA Credit Agreement.

“Change of Control” shall mean a Change of Control, as defined in the BOA Credit Agreement, or if the BOA Debt has been paid in full, the Crystal Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Parties” shall mean the Company, Voyetra Turtle Beach, Inc., a Delaware corporation, Turtle Beach Europe Limited, a company limited by shares and incorporated in England and Wales with company number 03819186, and VTB Holdings, Inc., a Delaware corporation.

“Credit Agreement” shall mean, collectively, the BOA Credit Agreement and the Crystal Credit Agreement, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Crystal Agent” shall mean the Agent, as defined in the Crystal Credit Agreement.

“Crystal Credit Agreement” shall mean the Amended and Restated Term Loan, Guaranty and Security Agreement, dated as of the date hereof, by and among the Company Parties, Crystal Financial SPV LLC, as a lender, the other parties thereto from time to time as lenders and the Crystal Agent, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Crystal Credit Documents” shall mean the Loan Documents, as defined in the Crystal Credit Agreement, in each case, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Crystal Debt” shall mean the Obligations, as defined in the Crystal Credit Agreement.

“Insolvency Event” shall mean the occurrence of any Insolvency Proceeding, as defined in the BOA Credit Agreement.

(i) “LIBOR” shall mean the London Interbank Offered Rate administered by ICE Benchmark Administration Limited (or any other person which takes of the administration of that rate) for US Dollars. For all purposes under this Note LIBOR shall be determined on the date of the Funding and thereafter as of each date the interest has been capitalized (each such date, a “Determination Date”) by reference to:

(i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1 percent) appearing on relevant Bloomberg LIBOR Page or, as applicable, any successor page as the London Interbank Offered Rate for deposits in US Dollars at 11:00 AM (London time) two London business days before such Determination Date for the period of 3 months commencing on such Determination Date and ending on a date three months after such Determination Date;

(ii) in the event of the unavailability of the applicable Bloomberg Page, by the rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1 percent) appearing on the Reuters LIBOR page as the London Interbank Offered Rate for deposits of US Dollars at approximately 11:00 AM (London time) two London business days before such Determination Date for the period commencing on such Determination Date and ending on a date three months after such Determination Date; or

(iii) in the event of the unavailability of both the applicable Bloomberg Page and the Reuters Page, three month “ICE LIBOR Interbank Fixing Rate” (or its successor) US Dollars as published in the World Interest Rates section of the Financial Times newspaper two London business days before such Determination Date. If LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

If LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

“Maturity Date” shall mean the first to occur of (x) June 5, 2023, (y) the date a Change of Control occurs and (z) the date on which the obligations hereunder become due and payable pursuant to Section 6(b).

“Note” shall mean this Second Amended and Restated Subordinated Promissory Note.

“payment in full” or “paid in full” shall mean, that (x) the BOA Debt has been paid in full in cash, all Letter of Credit Outstandings (as defined in the BOA Credit Agreement) have been discharged or cash collateralized in a manner acceptable to the BOA Agent and the issuing bank thereof and all commitments to extend any credit under the BOA Credit Documents have been terminated and (y) that the Crystal Debt has been paid in full in cash and all commitments to extend any credit under the Crystal Credit Documents have been terminated, except in each case, for contingent indemnification obligations for which no claim has been asserted.

“Person” shall mean any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental authority or other entity.

“Senior Credit Documents” shall mean, collectively, the BOA Credit Documents and the Crystal Credit Documents, in each case, as the same have been and may amended, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Senior Debt” shall mean, collectively, the BOA Debt and the Crystal Debt.

“Senior Debt Holders” shall mean, collectively, the “Secured Parties” as defined in each of the BOA Credit Agreement and the Crystal Credit Agreement.

“Subordinated Debt” shall mean all obligations of the Company and each other Company Party under, or in respect of, this Note, including (a) all principal of, and interest on, this Note and (b) all other indebtedness, fees, expenses, obligations and liabilities of the Company to the Holder, whether now existing or hereafter incurred or created, under or pursuant to this Note or separately under any other document, instrument or agreement executed in connection therewith which relates to the indebtedness evidenced by this Note, in each case, whether such amounts are due or not due, direct or indirect, absolute or contingent.

The terms “including” and “include” shall mean “including, without limitation”. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions, (b) any document, instrument or agreement includes any amendments, restatements, supplements, amendment and restatements, waivers, refundings, and other modifications, extensions, replacements and renewals thereof (to the extent permitted by the terms hereof), and (c) a Person shall include his/her/its respective successors and permitted assigns.

2. Interest. Interest shall accrue on the Principal Amount and on any Principal Increases at a rate per annum equal to Applicable Rate (as defined below) from the date hereof until the repayment in full of the Principal Amount plus any Principal Increases together with any accrued interest thereon that has not been capitalized. “Applicable Rate” means (i) LIBOR plus 9.1% per annum, from and including the Restatement Effective Date until the twenty-four (24) month anniversary thereof and (ii) LIBOR plus 10.5% per annum, at all other times; it being understood that upon the occurrence and during the continuance of an Event of Default or an event of default under any Senior Credit Document, the then Applicable Rate shall automatically increase by 2.0% per annum. Interest on this Note shall be calculated based on a 360-day year and shall be paid quarterly by increasing the principal amount of this Note (any such increase, a “Principal Increase”) by an amount equal to the interest accrued on the principal amount (as increased by the Principal Increases) during such quarter. Commencing with the first accrual period (as defined in Code Section 1272(a)(5)) following the fifth anniversary of the “issue date” of the Note (as defined in Treasury Regulations Section 1.1273-2(a)(2)), and continuing with each accrual period thereafter, the Company shall pay in respect of the Note, on or before the end of such accrual period, an amount in cash equal to the AHYDO Catch-Up Payment.

3. Prepayment. Subject to Section 5 hereof, this Note may be prepaid at any time in whole or in part without premium or penalty.

4. Method of Payment. All payments hereunder shall be made for the account of the Holder at its office located at c/o Stripes Group, 402 West 13th Street, New York, NY 10014 or to such other address as the Holder may designate in writing to the Company.

5. Subordination.

(a) Subordination to Senior Debt. The Company, for itself and its successors, and the Holder, by acceptance of this Note, agrees that the Subordinated Debt shall, to the extent and in the manner hereinafter set forth, be subordinate and junior to the prior payment in full of all Senior Debt. This Section 5 will constitute a continuing offer to all persons who, in reliance upon its provisions, become Senior Debt Holders or continue to hold Senior Debt, and such provisions are made for the benefit of the Senior Debt Holders, and such Senior Debt Holders are made obligees under this Section 5 and they and/or each of them may enforce its provisions. This Section 5 shall be enforceable in any Insolvency Event in accordance with its terms and shall constitute a “subordination agreement” for purposes of the United States Bankruptcy Code. Each of the Senior Debt Holders are express third party beneficiaries of this Section 5 and Section 7 of this Note.

(b) Company Not to Make Payments with Respect to Subordinated Debt.

(i) Except as expressly permitted by the Senior Credit Documents or expressly consented to by the BOA Agent and the Crystal Agent, until the Senior Debt has been paid in full, no payment by or on behalf of the Company or any other Person may be made on account of any Subordinated Debt (including, for the avoidance of doubt, a AHYDO Catch-Up Payment), it being understood that, notwithstanding any restrictions contained therein or herein, interest may be paid in kind and accreted to principal on each accrual period.

(ii) Until the Senior Debt has been paid in full, the Holder shall not take any action or exercise any remedy against the Company or any other person liable for any obligations thereunder on account of the Subordinated Debt (including commencing any legal action, or filing or joining in the filing of any insolvency petition against the Company) except for the filing of a claim or proof of claim required to preserve Holder’s rights hereunder subject to Section 5(e)(i) and otherwise as expressly set forth in Section 6(b) relating to an Event of Default pursuant to Section 6(a)(ii).

(c) Note Subordinated to Prior Payment of all Senior Debt on Dissolution, Liquidation or Reorganization of the Company. In the event an Insolvency Event occurs, then:

(i) the Senior Debt Holders shall first be entitled to receive payment in full of all Senior Debt (including all interest, fees and expenses accruing before and after the commencement of the proceedings, whether or not allowed or allowable as a claim in such proceedings) before the Holder is entitled to receive any payment on account of the principal of, or interest on, any Subordinated Debt.

(ii) any payment or distribution of assets of the Company or any other Person of any kind or character, whether in cash, property or securities to which the Holder would be entitled, but for the provisions of this Note, shall be paid or distributed by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Senior Debt Holders to be applied to the Senior Debt in accordance with the Senior Credit Documents.

(d) Proofs of Claim. If, while any Senior Debt is outstanding, any Event of Default under Section 6(a)(ii) of this Agreement occurs with respect to the Company, the Holder shall duly and promptly take such action as the Senior Debt Holders may reasonably request to collect any payment with respect to the Subordinated Debt for the account of the Senior Debt Holders and to file appropriate claims or proofs of claim in respect of the Subordinated Debt. Upon the failure of the Holder to take any such action, the Senior Debt Holders are hereby irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of the Subordinated Debt and to file claims and proofs of claim and take such other action as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Holder with respect to the Subordinated Debt.

(e) Rights of Holders of Senior Debt; Subrogation.

(i) Should any payment or distribution or security or the proceeds of any thereof be collected or received by the Holder in respect of any Subordinated Debt at a time when such payment or distribution should not have been so made or received because of the provisions of this Section 5, except as expressly permitted by the Senior Credit Documents or expressly consented to by the BOA Agent and the Crystal Agent, the Holder will forthwith deliver the same to the Senior Debt Holders for the benefit of the Senior Debt Holders, to be applied in accordance with the Senior Credit Documents in precisely the form received (except for the endorsement or the assignment of or by such holder where necessary), and, until so delivered, the same shall be held in trust by the Holder as the property of the Senior Debt Holders.

(ii) Upon the payment in full of all Senior Debt, the Holder will be subrogated to the rights of the Senior Debt Holders to receive payments or distributions of assets of the Company applicable to the Senior Debt until all amounts owing on the Subordinated Debt have been paid in full, and for the purpose of such subrogation no such payments or distributions to the Senior Debt Holders by or on behalf of the Company or by or on behalf of the Holder by virtue of this Section 5 which otherwise would have been made to the Holder will, as between the Company and the Holder, be deemed to be payment by the Company to or on account of the Senior Debt, it being understood that the provisions of this Section 5 are and are intended to be solely for the purpose of defining the relative rights of the Holder on the one hand, and the Senior Debt Holders, on the other hand.

(f) Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of the Senior Debt. No right of any present or future Senior Debt Holders to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such Senior Debt Holders, or by any noncompliance by the Company with the terms of this Note regardless of any knowledge thereof which any such Senior Debt Holders may have or otherwise be charged with. The Senior Debt Holders may extend, renew, increase, modify or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company, in each case, without the consent of or notice to the Holder and without impairing or releasing the obligations of the Holder under the provisions hereof; provided, however, that no such extension, renewal, increase, modification or amendment shall relieve the Company of its obligations to pay principal and interest as provided herein.

(g) The Subordinated Debt is and shall remain unsecured, and no Company Party shall provide any guarantee in respect of the Subordinated Debt. In the event that, notwithstanding the preceding sentence, the Holder ever acquires a lien on or security interest in any assets of the Company or any other person or entity or any Company Party guarantees the Subordinated Debt, then the Senior Debt and Senior Credit Documents and all guaranties, mortgages, security agreements, pledges and other collateral guarantying or securing the Senior Debt or any part thereof shall be senior to the Subordinated Debt irrespective of the time of the execution, delivery or issuance of any thereof or the filing or recording for perfection of any thereof or the filing of any financing statement or continuation statement relating to any thereof.

(h) The Holder shall not assign or transfer any claim, or suffer or permit the creation or attachment of any lien, claim, encumbrance, hypothecation or pledge upon any claim, that the Holder has or may have against the Company or with respect to the Subordinated Debt unless such assignment or transfer is made expressly subject to the terms of this Note, including the subordination provisions of this Section 5 and the assignee or transferee executes an acknowledgement thereof in favor of the Senior Debt Holders. Notwithstanding the foregoing, the subordination effected hereby shall survive any sale, assignment, pledge, disposition or other transfer of all or any portion of the Subordinated Debt in violation of the foregoing prohibition, and the provisions hereof shall be binding upon the successors and assigns of the Holder.

6. Events of Default.

(a) An “Event of Default” occurs if:

(i) the Company defaults in the payment of the principal of, or interest on, this Note when the same becomes due and payable at maturity, upon acceleration, or otherwise; or

(ii) the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within sixty (60) days from the date of institution thereof.

(b) Acceleration. Subject to the provisions of Section 5, if an Event of Default (other than an Event of Default specified in clause (a)(ii) of Section 6) occurs and is continuing, the Holder, by written notice to the Company, the BOA Agent and the Crystal Agent (an “Acceleration Notice”), may declare the unpaid principal of and accrued interest on this Note to be immediately due and payable. Upon such declaration, if there is at such time any Senior Debt outstanding, the principal of and interest on this Note shall be due and payable upon an acceleration under the applicable Senior Debt. If an Event of Default specified in clause (a)(ii) of Section 6 occurs, all principal of and interest on this Note outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Holder. Any amounts received by the Holder in connection with any action taken pursuant to this Section 6(b) shall be subject to the provisions of Section 5.

(c) Remedies Cumulative. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All remedies are cumulative to the extent permitted by law.

7. Amendment and Waiver.

(a) Consent Required.

(i) Subject to clauses (ii) and (iii) below, this Note may be amended and compliance hereunder waived (either generally or in a particular instance and either retroactively or prospectively), upon the agreement of the Company and the Holder, which agreement shall be in writing and shall be effective only in the specific instance and for the specific purpose for which given.

(ii) So long as the BOA Debt and the Crystal Debt has not been paid in full, (i) the subordination provisions of this Note (including Section 5 hereof) or this Section 7 may not be amended without the consent in writing of the holders of a majority in principal amount of (x) the BOA Debt under the BOA Credit Agreement and (y) the Crystal Debt under the Crystal Credit Agreement and (ii) no other provisions of this Note may be amended without the consent in writing of the holders of a majority in principal amount of the (x) the BOA Debt under the BOA Credit Agreement and (y) the Crystal Debt under the Crystal Credit Agreement if such amendment is adverse to the Senior Debt Holders.

(iii) If the BOA Debt has been paid in full but the Crystal Debt has not been paid in full, (i) the subordination provisions of this Note (including Section 5 hereof) or this Section 7 may not be amended without the consent in writing of the holders of a majority in principal amount of the Crystal Debt under the Crystal Credit Agreement and (ii) no other provisions of this Note may be amended without the consent in writing of the holders of a majority in principal amount of the Crystal Debt under the Crystal Credit Agreement if such amendment is adverse to the holders thereof.

(b) Effect of Amendment or Waiver. Any amendment or waiver shall be binding upon the Holder, upon each future holder of this Note and upon the Company, whether or not this Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

8. Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer.

9. No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

10. Notices. All notices, consents, and waivers provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

Turtle Beach Corporation

11011 Via Frontera,

Suite A

San Diego, CA 92127

Attention: CFO

Fax: 1-858-257-2767

with a copy (which shall not constitute notice) to:

Dechert LLP

1900 K Street, NW

Washington, DC 20006-1110

Attention: Tony Chan, Esq.

Fax: 1-202-261-3333

If to the Holder, to the Holder’s address as reflected in the books of the Company.

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery.

11. Successors, etc. This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns.

12. WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY CERTIFIES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH OF THE PARTIES ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS NOTE.

13. Costs of Enforcement. The Company is obligated to pay the costs of enforcement of this Note (including the reasonable fees and expenses of counsel) incurred by or on behalf of the Holder.

14. Waiver of Notice, etc. The Company hereby waives presentment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.

15. Headings. The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

16. GOVERNING LAW. THIS NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

TURTLE BEACH CORPORATION

By:	/s/ John T. Hanson
Name: John T. Hanson
Title: Chief Financial Officer, Treasurer and Secretary

Accepted by the Holder as of

the date first written above:

SG VTB HOLDINGS, LLC

By:	/s/ Kenneth A. Fox
Name: Kenneth A. Fox
Title: Sole Manager